Synergetics Reports Record First Quarter Fiscal Year 2013 Results

O'FALLON, MO -- (Marketwire - December 10, 2012) - Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today reported growth in sales, gross profit, operating margin, income from continuing operations and net income for the first quarter ended October 31, 2012.

First Quarter Summary:

  Total sales were $14.6 million, a year-over-year increase of 8.3%.
  OEM sales increased 26.5% and Ophthalmic sales declined 1.1% year-over-year.
  Domestic sales increased 10.5% and International sales increased 2.2% year-over-year.
  Disposable products sales increased 9.1% and capital equipment sales increased 7.0% year-over year.
  GAAP EPS from continuing operations remained flat at $0.05, the same as the comparable period last year.
  Adjusted EBITDA was $2.4 million, up 22.0% year-over-year.

First quarter fiscal 2013 sales rose 8.3% to $14.6 million and net income from continuing operations increased 17.3% to $1.4 million, or $0.05 per diluted share, compared to $1.2 million, or $0.05 per diluted share, in the first quarter of fiscal 2012. Loss from discontinued operations for the first quarter of fiscal 2012 was $382,000, or $0.02 per diluted share. Net income for the first quarter of fiscal 2013 increased 75.4% to $1.4 million, or $0.05 per diluted share, compared to $771,000, or $0.03 per diluted share, in the first quarter of fiscal 2012.

"We were pleased with our performance in the first quarter, which is the seasonally slowest quarter of our fiscal year. Business was strong in all geographies with low double-digit growth domestically and stable-to-improving trends abroad," stated Dave Hable, President and CEO of Synergetics USA, Inc. "We posted another quarter of robust sales growth in our OEM segment, and Ophthalmic sales benefited modestly from initial sales of VersaVIT™, our innovative, portable vitrectomy machine, and related disposable products. We look forward to building on this solid start to fiscal year 2013 with continued healthy demand from our OEM partners and increasing contributions from our VersaVIT™ franchise as we progress through the remainder of the fiscal year."

First Quarter Results

First quarter sales increased 8.3% to $14.6 million compared $13.5 million in the first quarter of fiscal 2012. The increase in first quarter sales from last year was due primarily to growth in OEM sales.

  Total Ophthalmic sales declined 1.1% to $8.7 million compared with $8.8 million in the first quarter of fiscal 2012. Ophthalmic sales benefited from higher volume of disposable products to domestic and international customers. First quarter ophthalmic sales also benefited from initial commercialization of the Company's new vitrectomy machine, the VersaVIT™.

  Total OEM sales rose 26.5% to $5.7 million compared with $4.5 million in the first quarter of fiscal 2012. The increase in OEM sales benefited primarily from increased shipments of disposable ultrasonic tips, tubing and bipolar forceps during the latest quarter. Capital equipment sales to our OEM customers posted solid growth versus the prior year period as well. OEM sales also included deferred revenue of $322,000 recognized in the first quarter of fiscal 2013 compared with $398,000 in the first quarter of fiscal 2012.

  Disposable product sales grew 9.1%, or $1.1 million, to $12.2 million in the first quarter of fiscal 2013 compared with the first quarter of fiscal 2012. Disposable sales accounted for approximately 83% of total sales in the first quarter of fiscal 2013.

  Capital equipment sales totaled $2.1 million in the first quarter of fiscal 2013 compared with $2.0 million in the first quarter of fiscal 2012.

Gross profit for the first quarter of fiscal 2013 rose to $8.5 million, or 58.0% of sales, compared with $7.9 million, or 58.6% of sales, in the first quarter of fiscal 2012. The decline in gross profit margin in the first quarter of fiscal 2013 was driven by a shift in the mix to OEM sales versus the prior year period.

Research and development expenses rose 9.0% to $861,000, or 5.9% of net sales, in the most recent quarter compared with $790,000, 5.8% of net sales, in the first quarter of fiscal 2012. Sales and marketing expenses increased 6.1% to $3.3 million, or 22.3% of sales, for the first quarter of fiscal 2013 compared with $3.1 million, or 22.8% of net sales, for the first quarter of fiscal 2012. The increase was primarily due to expenses related to new product introductions in the period. General and administrative expenses declined 5.1% to $2.4 million, or 16.5% of net sales, in the first quarter of fiscal 2012, compared with $2.5 million, or 18.8% of net sales, for the first quarter of fiscal 2012. The decline in general and administrative expenses as a percentage of net sales was primarily due to expense leverage related to the growth in total sales and higher compensation expenses in the prior year period.

Operating income for the first quarter of fiscal 2013 increased 28.4% to $1.9 million compared with $1.5 million in the first quarter of fiscal 2012. The increase in operating income and operating margin benefited from higher sales and improved leverage of total commercial expenses versus the prior year period.

Income from continuing operations rose 17.3% to $1.4 million, or $0.05 per diluted share, for the first quarter of fiscal 2013 compared with $1.2 million, or $0.05 per diluted share, for the first quarter of fiscal 2012. Loss from discontinued operations for the first quarter of fiscal 2012 was $382,000, or $0.02 per diluted share. Net income for the first quarter of fiscal 2013 increased 75.4% to $1.4 million, or $0.05 per diluted share, compared to $771,000, or $0.03 per diluted share, compared with the first quarter of fiscal 2012.

As of October 31, 2012, the Company had approximately $12.3 million in cash and no interest-bearing debt on its balance sheet.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, December 11, 2012, at 10:30 a.m. Eastern Time. The toll free dial-in number to listen and participate live on this call is (800) 588-4973, confirmation code 33773563. For callers outside the U.S., the number is (847) 230-5643. Participants are encouraged to email questions to investorinfo@synergeticsusa.com. The conference call will also be simulcast live at http://www.synergeticsusa.com. An online replay will be available on the Company's website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, surgical equipment and consumables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. is a leading supplier of precision surgical devices. The Company's primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distributor sales organizations and important strategic alliances with market leaders. The Company's product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company's website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

In addition to results reported in accordance with GAAP, the Company occasionally provides non-GAAP financial information that management uses in evaluating the Company's performance, such as EBITDA. These non-GAAP amounts, including EBITDA, consist of GAAP amounts excluding inventory write-down and disposition charges to the extent occurring during the period. EBITDA is defined as income from continuing operations before interest expense, income taxes, depreciation and amortization.

The Company measures its performance primarily through its operating profit. In addition to its consolidated financial statements presented in accordance with GAAP, management uses certain non-GAAP measures, including EBITDA, to measure operating performance. The Company provides a definition of the components of these measurements and reconciliation to the most directly comparable GAAP financial measure.

EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations. The use of EBITDA provides an indication of the Company's ability to service debt and measure operating performance. Management believes EBITDA is useful in evaluating the Company's operating performance compared to other companies in its industry and is beneficial to investors, potential investors and other key stakeholders, including creditors, who use this measure in their evaluation of the Company's performance.

The Company's calculation of EBITDA may be different from that used by other companies and is not based on any comprehensive set of accounting rules or principles. EBITDA does have certain material limitations primarily due to the exclusion of certain amounts that are material to the Company's results of operations, such as interest expense, income tax expense, depreciation and amortization. Due to these limitations, EBITDA should not be considered a measure of discretionary cash available to the Company to invest in its business and should be utilized in conjunction with other information contained in the Company's unaudited condensed consolidated financial statements prepared in accordance with GAAP.

Forward-Looking Statements

Some statements in this release may be "forward-looking statements" for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as "believe," "expect," "anticipate," "plan," "potential," "continue" or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company's Annual Report on Form 10-K for the year ended July 31, 2012, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

                   Synergetics USA, Inc. and Subsidiaries
                Condensed Consolidated Statements of Income
               Three Months Ended October 31, 2012, and 2011
          (Dollars in thousands, except share and per share data)

                                                Three Months   Three Months
                                               Ended October  Ended October
                                                  31, 2012       31, 2011

Net sales                                      $      14,620  $      13,505
Cost of sales                                          6,147          5,589
                                               -------------  -------------
      Gross profit                                     8,473          7,916
                                               -------------  -------------
Operating expenses
  Research and development                               861            790
  Sales and marketing                                  3,263          3,076
  General and administrative                           2,408          2,538
                                               -------------  -------------
                                                       6,532          6,404
                                               -------------  -------------
      Operating income                                 1,941          1,512
                                               -------------  -------------
Other income (expenses)
  Investment income                                        7             14
  Interest expense                                        --            (18)
  Miscellaneous                                           (3)            (2)
                                               -------------  -------------
                                                           4             (6)
                                               -------------  -------------
      Income from continuing operations before
       provision for income taxes                      1,945          1,506
Provision for income taxes                               593            353
                                               -------------  -------------
      Income from continuing operations        $       1,352  $       1,153
                                               -------------  -------------
  Loss from discontinued operations, net of
   income tax benefit of $0 and $193,
   respectively                                           --            382
      Net income                               $       1,352  $         771
                                               =============  =============
Earnings per share:
  Basic
    Income from continuing operations          $        0.05  $        0.05
    Loss from discontinued operations          $        0.00  $       (0.02)
                                               -------------  -------------
    Net income                                 $        0.05  $        0.03
                                               =============  =============
  Diluted
    Income from continuing operations          $        0.05  $        0.05
    Loss from discontinued operations          $        0.00  $       (0.02)
                                               -------------  -------------
    Net Income                                 $        0.05  $        0.03
                                               =============  =============
  Basic weighted average common shares
   outstanding                                    25,160,757     24,971,034
  Diluted weighted average common shares
   outstanding                                    25,286,184     25,136,727

Net income                                     $       1,352  $         771
Foreign currency translation adjustment                   70            (29)
                                               -------------  -------------
Comprehensive income                           $       1,422  $         742
                                               =============  =============

                   Synergetics USA, Inc. and Subsidiaries
                   Condensed Consolidated Balance Sheets
            As of October 31, 2012 (Unaudited) and July 31, 2012
                 (Dollars in thousands, except share data)

                                                   October 31,    July 31,
                                                       2012         2012
Assets
Current Assets
  Cash and cash equivalents                        $    12,324  $    12,680
                                                   -----------  -----------
  Accounts receivable, net of allowance for
   doubtful accounts of $321 and $319,
   respectively                                         12,064       11,796
  Inventories                                           17,294       15,679
  Prepaid expenses                                       1,070          825
  Deferred income taxes                                  1,266        1,247
      Total current assets                              44,018       42,227
Property and equipment, net                              9,040        9,239
Intangible and other assets
  Goodwill                                              10,660       10,660
  Other intangible assets, net                          11,149       11,277
  Deferred income taxes                                  3,972        4,088
  Patents, net                                           1,224        1,179
  Cash value of life insurance                              93           93
                                                   -----------  -----------
      Total assets                                 $    80,156  $    78,763
                                                   ===========  ===========
Liabilities and stockholders' equity
Current Liabilities
  Accounts payable                                       2,184        2,144
  Accrued expenses                                       2,804        2,844
  Income taxes payable                                     241          191
  Deferred revenue                                       1,288        1,288
                                                   -----------  -----------
      Total current liabilities                          6,517        6,467
                                                   -----------  -----------
Long-Term Liabilities
  Deferred revenue                                      15,496       15,818
                                                   -----------  -----------
      Total long-term liabilities                       15,496       15,818
                                                   -----------  -----------
      Total liabilities                                 22,013       22,285
                                                   -----------  -----------
Commitments and contingencies
Stockholders' Equity
  Common stock at October 31, 2012 and July 31,
   2012, $0.001 par value, 50,000,000 shares
   authorized; 25,164,934 and 25,160,069 shares
   issued and outstanding, respectively                     25           25
  Additional paid-in capital                            26,664       26,421
  Retained earnings                                     31,890       30,538
  Accumulated other comprehensive income (loss):
    Foreign currency translation adjustment               (436)        (506)
                                                   -----------  -----------
      Total stockholders' equity                        58,143       56,478
                                                   -----------  -----------
      Total liabilities and stockholders' equity   $    80,156  $    78,763
                                                   ===========  ===========

                   Synergetics USA Inc. and Subsidiaries
              Condensed Consolidated Statements of Cash Flows
                Three Months Ended October 31, 2012 and 2011
                 (Dollars in thousands, except share data)

                                                Three Months   Three Months
                                               Ended October  Ended October
                                                  31, 2012       31, 2011

Cash Flows from Operating Activities
  Net income                                   $       1,352  $         771
  Plus: Loss from discontinued operations -
   net of tax                                             --            382
                                               =============  =============
  Income from continuing operations                    1,352          1,153
  Adjustments to reconcile net income to net
   cash (used in) provided by operating
   activities
    Depreciation                                         305            290
    Amortization                                         161            162
    Provision for doubtful accounts receivable            (3)            22
    Stock-based compensation                             243             98
    Deferred income taxes                                 97            166
Changes in assets and liabilities
  (Increase) decrease in:
    Accounts receivable                                 (169)           677
    Inventories                                       (1,577)          (231)
    Prepaid expenses                                    (229)            59
  (Decrease) increase in:
    Accounts payable                                      31            369
    Accrued expenses                                     (42)          (262)
    Deferred revenue                                    (322)          (398)
    Income taxes payable                                  50         (5,688)
                                               -------------  -------------
      Net cash used in continuing operating
       activities                                       (103)        (3,583)
                                               -------------  -------------
Net cash used in discontinued operations                  --            (15)
Net cash used in operating activities                   (103)        (3,598)
                                               -------------  -------------

Cash Flows from Investing Activities
    Proceeds from sale of equipment                       --             --
    Purchase of property and equipment                  (106)          (802)
    Acquisition of patents and other
     intangibles                                         (78)          (105)
                                               -------------  -------------
      Net cash used in continuing investing
       activities                                       (184)          (907)
                                               -------------  -------------

Cash Flows from Financing Activities
    Payment on debt incurred for acquisition
     of trademark                                         --           (155)
    Tax benefit associated with the exercise
     of non-qualified stock options                       --              8
    Proceeds from the issuance of common stock            --              5
                                               -------------  -------------
      Net cash used in financing activities               --           (142)
                                               -------------  -------------
Foreign exchange rate effect on cash and cash
 equivalents                                             (69)            (9)
                                               -------------  -------------
Net decrease in cash and cash equivalents               (356)        (4,656)
Cash and cash equivalents
    Beginning                                         12,680         18,399
                                               -------------  -------------
    Ending                                     $      12,324  $      13,743
                                               =============  =============

                   Synergetics USA, Inc. and Subsidiaries
                      Consolidated Statements of EBITDA
                Three Months Ended October 31, 2012 and 2011
                  (Dollars in thousands, except share data)

EBITDA Reconciliation                          Three Months    Three Months
                                              Ended October   Ended October
                                                 31, 2012        31, 2011

Income from Continuing Operations            $         1,352 $         1,153
Interest                                                  --              18
Income taxes                                             593             353
Depreciation                                             305             290
Amortization                                             161             162
                                             --------------- ---------------
EBITDA                                       $         2,411 $         1,976
                                             =============== ===============

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O'Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone
Chief Financial Officer